UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on October 26, 2015, EXCO Resources, Inc. (the “Company”) closed the funding of its 12.5% Senior Secured Second Lien Term Loan in the aggregate principal amount of $291 million (the “Exchange Term Loan”). The Exchange Term Loan was issued pursuant to a Term Loan Credit Agreement, dated October 19, 2015, by and among the Company, certain of its subsidiaries, as guarantors, certain holders of the Company’s 7.5% senior notes due 2018 (the “2018 Notes”) and 8.5% senior notes due 2022 (the “2022 Notes,” and together with the 2018 Notes, the “Notes”), as lenders, and Wilmington Trust, National Association, as administrative agent and collateral trustee (the “Exchange Credit Agreement”).

On October 30, 2015, the Company entered into Purchase Agreements (the “Follow-on Purchase Agreements”) with certain holders of the Notes (the “Holders”), pursuant to which the Company agreed to repurchase an aggregate principal amount of approximately $175 million of 2018 Notes and $76 million of 2022 Notes from the Holders (the “Follow-on Note Repurchase”) in exchange for such Holders’ agreement to become lenders and fund additional loans under the Exchange Credit Agreement in the aggregate principal amount of approximately $109 million (the “Follow-on Exchange Term Loan”). The proceeds of the Follow-on Exchange Term Loan will be deemed to be used to complete the Follow-on Note Repurchase. As a result of the issuance of the Follow-on Exchange Term Loan, the Company will have used substantially all of its current remaining capacity for issuances of senior secured second lien term loans under the Exchange Credit Agreement. The Company will retain approximately $125 million of junior lien debt capacity for future issuances.

The terms and provisions of the Follow-on Exchange Term Loan are the same as those governing the Exchange Term Loan, and include that the Follow-on Exchange Term Loan will mature on October 26, 2020 and bear interest at a rate of 12.5% per annum, which will be payable on the last day in each calendar quarter. The Follow-on Exchange Term Loan will be jointly and severally guaranteed by all of the Company’s subsidiaries that guarantee the Company’s indebtedness under the Company’s Amended and Restated Credit Agreement, dated as of July 31, 2013, as amended (the “Credit Agreement”), and will be secured by second-priority liens on substantially all of the Company’s and its subsidiary guarantors’ assets that secure the indebtedness under the Company’s Credit Agreement. The Follow-on Exchange Term Loan will rank pari passu in right of payment with all of the Company’s other existing and future senior indebtedness, including the Company’s debt under its Credit Agreement and the Notes. However, as a result of the debt under the Company’s Credit Agreement having a priority claim to the collateral securing the Follow-on Exchange Term Loan, the Follow-on Exchange Term Loan will rank (i) effectively junior to the Company’s debt under its Credit Agreement and any other priority lien obligations (subject to the terms of an intercreditor agreement), (ii) pari passu with the Company’s other second lien indebtedness, (iii) effectively senior to any third lien obligations and (iv) effectively senior to all of the Company’s existing and future unsecured senior indebtedness, including the Notes, in each case to the extent of the collateral.

Pursuant to the Follow-on Purchase Agreements, the 2018 Notes and the 2022 Notes will be repurchased at a discount of 45% and 39%, respectively, for a total aggregate purchase price of approximately $109 million, plus accrued and unpaid interest. Following the completion of the Follow-on Note Repurchase, the aggregate principal amount of outstanding 2018 Notes will be approximately $199 million and the aggregate principal amount of outstanding 2022 Notes will be approximately $223 million.

The closing of the Follow-on Note Repurchase and the funding of the Follow-on Exchange Term Loan are each expected to occur on November 4, 2015 and are, in each case, subject to the satisfaction or waiver of customary closing conditions, including the execution by each of the Holders of a joinder agreement to the Exchange Credit Agreement and the cancellation of the repurchased Notes by the trustee following customary settlement procedures.

The description of the Exchange Credit Agreement set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2015 is incorporated by reference herein. The foregoing description of the Exchange Credit Agreement and the Follow-on Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the Exchange Credit Agreement, a copy of which was filed as Exhibit 10.2 to the Company’s Amendment No. 1 to Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on October 22, 2015, and the Form of Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K related to the Follow-on Exchange Term Loan is incorporated by reference into this Item 2.03.

Section 8 – Other Events

Item 8.01	Other Events.

On November 2, 2015, the Company issued a press release announcing the Follow-on Exchange Term Loan and the Follow-on Note Repurchase. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Purchase Agreement.

99.1	Press Release, dated November 2, 2015, issued by EXCO Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: November 2, 2015	By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Purchase Agreement.

99.1	Press Release, dated November 2, 2015, issued by EXCO Resources, Inc.